U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                     SEC File Number 0-33259
                                                    CUSIP Number 29265E 10 8


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: April 30, 2004
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      Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
N/A
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Part I - Registrant Information
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Full Name of Registrant:  ENERGAS RESOURCES, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

         800 Northeast 63rd Street

City, State and Zip Code

         Oklahoma City, Oklahoma 73105

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Part II - Rules 12b-25(b) and (c)
---------------------------------

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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         State below in reasonable detail the reasons why the Form 10-K, 20-F,
11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Company did not complete its financial statements in time to allow for the filing of the report by June 14, 2004. As a result, more time is needed to complete the report.

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Part IV - Other Information
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      (1) Name and telephone number of person to contact in regard to this notification

          William T. Hart            (303)                   839-0061
         -----------------           -----                   --------
              (Name)              (Area Code)            (Telephone Number)

      (2)     Have all other periodic reports
              required under Section 13 or 15(d)
              of the Securities Exchange Act of
              1934 during the preceding l2 months
              (or for such shorter period that
              the registrant was required to file
              such reports) been filed?  If answer
              is no, identify report(s).                [X] Yes  [  ] No

      (3)     Is it anticipated that any significant
              change in results of operations from the
              corresponding period for the last fiscal
              year will be reflected by the earnings
              statements to be included in the subject
              report or portion thereof?                [ ] Yes  [X] No

              If so: attach an explanation of the
              anticipated change, both narratively
              and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Energas Resources, Inc.
                      ------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June 14, 2004                       By /s/ George Shaw
                                             ------------------------------
                                             George Shaw, President
                                             800 N.E. 63rd St.
                                             Oklahoma City, OK 73105
                                             (405) 879-1752
                                             (405) 879-0175 - fax


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).